Exhibit 99.1

For:

Nobel Learning Communities, Inc.

Tom Frank

Chief Financial Officer

484-947-2000

NOBEL LEARNING COMMUNITIES, INC. ADOPTS

SHAREHOLDER RIGHTS PLAN

WEST CHESTER, Pa., July 21, 2008 - Nobel Learning Communities, Inc. (Nasdaq Global Market: NLCI), a leading operator of private preschools, elementary schools and middle schools (“NLCI”) announced that its Board of Directors adopted a limited duration Shareholder Rights Plan (the “Plan”) on July 20, 2008, designed to protect NLCI’s shareholders in the event of an attempt to acquire control of NLCI on terms which do not secure fair value for all of NLCI’s shareholders.

NLCI believes that the adoption of the Plan is a reasonable and appropriate protective measure in light of recent purchases by certain large holders of NLCI’s common stock. Specifically, on July 18, 2008, entities controlled by or affiliated with Michael Milken (collectively, the “Milken Entities”) purchased approximately 10% of NLCI’s outstanding common stock in a private transaction, resulting in an aggregate ownership interest of approximately 37% by such entities. Other than what has previously been publicly disclosed by the Milken Entities in filings with the Securities and Exchange Commission, NLCI has no knowledge of an intention by the Milken Entities to acquire control of NLCI, but NLCI believes it is in the best interest of its shareholders to take precautionary measures to assure that all shareholders are treated equally and fairly in any acquisition of NLCI.

The Board has adopted a limited duration Plan that expires in four years, rather than the more common ten-year term. The four year term was selected to provide NLCI with an opportunity to maximize long-term shareholder value by enabling management of NLCI to execute on its growth strategy, while protecting shareholders from a creeping acquisition or other tactics to gain control of NLCI without offering all shareholders an adequate price. In addition, the Plan is not intended to prevent a takeover. Instead, it is intended to encourage anyone seeking to acquire NLCI to negotiate with NLCI’s Board of Directors prior to attempting a takeover in order to ensure that any takeover reflects an adequate price and that the interests of NLCI’s shareholders and other constituencies are protected.

Terms of the Plan provide for a dividend distribution of one right (each a “Right” and collectively, the “Rights”) for each share of common stock of NLCI to holders of record at the close of business on July 31, 2008. The Rights will become exercisable only in the event, with certain exceptions, an acquiring party acquires 20% or more of NLCI’s common stock then outstanding or, as of the date of this Press Release, any existing holder (or group of holders, such as the Milken Entities) of more than 20% of NLCI’s common stock acquires any additional shares. Each Right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock at a price of $45.00. In addition, upon the occurrence of certain events, holders of the Rights will be entitled to purchase either NLCI’s stock or shares in an “acquiring entity” at half of market value. NLCI will generally be entitled to redeem the Rights at $0.01 per right at any time until the tenth day following the acquisition of 20% of its common stock, subject to extension by a majority of the Directors. The Rights will expire on July 19, 2012.

Commenting on the Plan, George H. Bernstein, Chief Executive Officer of NLCI, said, “The Board of Directors believes that the Plan represents a sound and reasonable means of safeguarding the long-term interests of shareholders, while allowing NLCI to execute on its growth strategy.”

Issuance of the Rights will have no dilutive effect, will not affect reported earnings per share, and will not change the way in which NLCI’s shares of common stock are currently traded. Details of the Plan will be outlined in a letter to be distributed to shareholders.

About Nobel Learning Communities, Inc.

Nobel Learning Communities, Inc. is a national network of over 170 nonsectarian private schools, including preschools, elementary schools, and middle schools in 15 states across the nation. Nobel Learning Communities provides high quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit http://www.NobelLearning.com.

Safe Harbor Statement

Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include changes in ability to hire and retain qualified personnel, competitive market demand and conditions, ability to find affordable real estate, ability to obtain the capital required to implement plans, government regulations, changes in economic conditions reducing demand or need for private schools, potential negative publicity and defense against such, environmental health conditions, the small number of shareholders with majority control, effective financial reporting controls, competitive conditions including tuition price sensitivity, execution of the growth strategy, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC.

These statements are based only on management’s knowledge and expectations on the date of this press release. NLCI will not necessarily update these statements or other information in this press release based on future events or circumstances.

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